Exhibit 99.1

Revlon Reports Fourth Quarter and Full Year 2021 Results

Strong Operating Income Growth Reflects Revlon's Continued Execution Against its Strategic Initiatives Amid Macro Supply Chain Challenges

NEW YORK--(BUSINESS WIRE)--March 3, 2022--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced its results for the quarter ended December 31, 2021.

Quarter ended December 31, 2021, summary developments:1

  As Reported net sales were $615.2 million in the fourth quarter of 2021, compared to $626.6 million during the prior-year period, a decrease of $11.4 million, or 1.8%.
  As Reported operating income was $67.3 million in the fourth quarter of 2021, compared to $28.4 million during the prior-year period, an improvement of $38.9 million. The higher operating income was driven primarily by a gross margin improvement of 240 basis points, and $29.6 million in lower selling, general and administrative expenses (SG&A). Adjusted operating income in the fourth quarter of 2021 increased by $0.9 million to $75.9 million from $75.0 million of Adjusted operating income in the prior-year period.
  Adjusted EBITDA(a) in the fourth quarter of 2021 was $108.4 million, versus $111.8 million in the prior-year period. The lower Adjusted EBITDA was driven primarily by the lower As Reported net sales.
  As Reported net income was $9.9 million in the fourth quarter of 2021, versus a $233.8 million net loss in the prior-year period. The higher net income was primarily due to the prior-year period reflecting a $201.8 million non-cash charge to the Company's federal tax valuation allowance, and higher As Reported operating income over the prior-year period.
  As of December 31, 2021, the Company had total liquidity of $171.5 million.

Debra Perelman, Revlon's President and Chief Executive Officer, stated: “Consumer demand for our brands remained strong in the 4th Quarter, as evidenced by Revlon Color Cosmetics’ 30% year-over-year retail sales growth in the important US Mass channel. While we saw strong consumer demand, we also continued to experience industry-wide supply chain challenges, which impacted our ability to fully meet customer orders to support this consumption. Starting in the 3rd quarter, our business has been impacted by increased prices on key ingredients and components, logistics challenges across all modes of transportation delaying receipt of goods, and persistent labor shortages.

"We continued to take aggressive action to protect our business by tightly managing our costs and implementing select price increases. Further, we rerouted some of our freight, significantly increased labor in our manufacturing facilities, and sourced additional vendors for key materials and components – all resulting in increased manufacturing production levels as we enter 2022. Despite the broader challenges, we were able to drive an improved gross margin and very strong operating income in the fourth quarter. We will continue to dynamically manage our business while remaining focused on executing against our strategy in order to drive long-term profitable growth.”

1 The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Fourth Quarter 2021 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended December 31, (Unaudited)
	2021		2020		As Reported		Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change		% Change

Net Sales	$615.2	$615.2	$626.6	$626.6	(1.8	) %	(1.8	) %
Gross Profit	374.8	374.9	366.8	375.5	2.2%		(0.2	) %
Gross Margin	60.9%	60.9%	58.5%	59.9%	240bps		100bps
Operating Income (loss)	$67.3	$75.9	$28.4	$75.0	137.0%		1.2%
Net Income (Loss)	9.9	18.6	(233.8)	32.7	104.2%		(43.1	) %
Adjusted EBITDA		108.4		111.8			(3.0	) %
Diluted (Loss) Income per Common Share	$0.18	$0.34	$(4.37)	$0.61	104.1%		(44.3	) %

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

  Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.
  Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce website, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.

  Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Cutex in nail care products; and Mitchum in anti-perspirant deodorants. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.
  Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as: (i) Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), John Varvatos and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, Jennifer Aniston and Mariah Carey in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS› (logo of former Paul Sebastian brand), Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.
	Three Months Ended December 31, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2021	2020	% Change		XFX % Change

Revlon	$206.1	$205.6	0.2%		1.2%
Elizabeth Arden	172.6	181.1	(4.7	) %	(6.1	) %
Portfolio	111.7	103.2	8.2%		8.7%
Fragrances	124.8	136.7	(8.7	) %	(8.6	) %
Total	$615.2	$626.6	(1.8	) %	(1.8	) %

	Three Months Ended December 31, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2021	2020	% Change		XFX % Change

Revlon	$41.5	$45.1	(8.0	) %	(7.5	) %
Elizabeth Arden	20.7	21.2	(2.4	) %	(4.7	) %
Portfolio	24.7	13.5	83.0%		83.7%
Fragrances	21.5	32.0	(32.8	) %	(32.5	) %
Total	$108.4	$111.8	(3.0	) %	(3.1	) %

Revlon Segment

Revlon segment net sales in the three months ended December 31, 2021, were $206.1 million, a $0.5 million, or 0.2%, increase, compared to $205.6 million in the three months ended December 31, 2020. Excluding the $2.0 million unfavorable FX impact, total Revlon segment net sales in the three months ended December 31, 2021, increased by $2.5 million, or 1.2%, compared to the three months ended December 31, 2020. The Revlon segment XFX increase in net sales of $2.5 million in the three months ended December 31, 2021, was driven by higher net sales of Revlon-branded professional hair care products in all regions, as well as Revlon Color Cosmetics in North America and in Latin America. This increase was partially offset by decreased net sales in North America of Revlon-branded beauty tools, and in Asia regions for Revlon ColorSilk. Additionally, supply chain constraints limited the Company's ability to fill customer orders for Revlon Color Cosmetics, primarily in North America.

Revlon segment profit in the three months ended December 31, 2021, was $41.5 million, a $3.6 million, or 8.0%, decrease, compared to $45.1 million in the three months ended December 31, 2020. Excluding the $0.2 million unfavorable FX impact, Revlon segment profit in the three months ended December 31, 2021, decreased by $3.4 million, or 7.5%, compared to the three months ended December 31, 2020. This decrease was driven primarily by the Revlon segment's higher transportation costs and higher SG&A expenses.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the three months ended December 31, 2021, were $172.6 million, a $8.5 million, or 4.7%, decrease, compared to $181.1 million in the three months ended December 31, 2020. Excluding the $2.5 million favorable FX impact, Elizabeth Arden segment net sales in the three months ended December 31, 2021, decreased by $11.0 million, or 6.1%, compared to the three months ended December 31, 2020. The Elizabeth Arden segment XFX decrease in net sales of $11.0 million in the three months ended December 31, 2021 was driven primarily by lower net sales of Prevage in North America and Asia, Ceramide in North America and International regions, other Elizabeth Arden skin care products in Asia, and other Elizabeth Arden color products in Asia and EMEA. More specifically Prevage and Ceramide saw lower net sales due to lower direct-to-consumer e-commerce traffic at ElizabethArden.com in North America, and increased competition and slowing growth rates in China. This decrease was partially offset by increased net sales of Green Tea and White Tea fragrances in Asia and EMEA, Eight Hour skin care products, primarily in International regions, as well as strong travel retail channel performance in EMEA.

Elizabeth Arden segment profit in the three months ended December 31, 2021, was $20.7 million, a $0.5 million, or 2.4%, decrease, compared to $21.2 million in the three months ended December 31, 2020. Excluding the $0.5 million favorable FX impact, Elizabeth Arden segment profit in the three months ended December 31, 2021, decreased by $1.0 million, or 4.7%, compared to the three months ended December 31, 2020. This decrease was driven primarily by the Elizabeth Arden segment's higher transportation costs during the period.

Portfolio Segment

Portfolio segment net sales in the three months ended December 31, 2021, were $111.7 million, an $8.5 million, or 8.2%, increase, compared to $103.2 million in the three months ended December 31, 2020. Excluding the $0.5 million unfavorable FX impact, total Portfolio segment net sales in the three months ended December 31, 2021, increased by $9.0 million, or 8.7%, compared to the three months ended December 31, 2020. The Portfolio segment XFX increase in net sales of $9.0 million in the three months ended December 31, 2021, was driven primarily by higher net sales of CND nail products in North America and EMEA, Almay color cosmetics in North America, American Crew men's grooming products in North America and International regions, and higher net sales of Creme of Nature in North America and EMEA. This increase was partially offset, primarily, by lower net sales of previously sold brands. Additionally, supply chain constraints limited the Company's ability to fill customer orders for Almay color cosmetics, primarily in North America.

Portfolio segment profit in the three months ended December 31, 2021, was $24.7 million, a $11.2 million, or 83.0%, increase, compared to $13.5 million in the three months ended December 31, 2020. Excluding the $0.1 million unfavorable FX impact, Portfolio segment profit in the three months ended December 31, 2021, increased by $11.3 million, or 83.7%, compared to the three months ended December 31, 2020. This increase was driven primarily by the Portfolio segment's higher net sales, higher gross profit margin, and lower SG&A expenses.

Fragrances Segment

Fragrances segment net sales in the three months ended December 31, 2021, were $124.8 million, a $11.9 million, or 8.7%, decrease, compared to $136.7 million in the three months ended December 31, 2020. Excluding the $0.1 million unfavorable FX impact, total Fragrances segment net sales in the three months ended December 31, 2021, decreased by $11.8 million, or 8.6%, compared to the three months ended December 31, 2020. The Fragrances segment XFX decrease in net sales of $11.8 million in the three months ended December 31, 2021, was driven primarily by lower net sales of distributed and Curve fragrances in North America, and John Varvatos fragrances in North America and EMEA. The bulk of these declines are attributable to loss of space at Walmart, Walgreens, and CVS, and loss of business at Kohl's due to their announced strategic partnership with Sephora to replace the Kohl's beauty department at select locations. This decrease in net sales was partially offset by higher net sales in International regions of Juicy Couture. Additionally, supply chain constraints limited the Company's ability to fill customer orders for most of its fragrance brands, primarily in North America.

Fragrances segment profit in the three months ended December 31, 2021, was $21.5 million, a $10.5 million, or 32.8%, decrease, compared to $32.0 million in the three months ended December 31, 2020. Excluding the $0.1 million unfavorable FX impact, Fragrances segment profit in the three months ended December 31, 2021, decreased by $10.4 million, or 32.5%, compared to the three months ended December 31, 2020. This decrease was driven primarily by the Fragrances segment's lower net sales and higher brand support and SG&A expenses.

Geographic Net Sales

The following tables provide a comparative summary of the Company's North America and International net sales for the periods presented:

	Three Months Ended December 31, (Unaudited)
(USD millions)	2021 As Reported	2020 As Reported	As Reported % Change		As Reported XFX % Change
Net Sales:
Revlon
North America	$118.5	$115.4	2.7%		2.4%
International	87.6	90.2	(2.9	) %	(0.3	) %
Elizabeth Arden
North America	$28.9	$37.5	(22.9	) %	(23.5	) %
International	143.7	143.6	0.1%		(1.5	) %
Portfolio
North America	$72.1	$65.1	10.8%		10.4%
International	39.6	38.1	3.9%		6.0%
Fragrances
North America	$89.1	$102.3	(12.9	) %	(13.0	) %
International	35.7	34.4	3.8%		4.4%
Total Net Sales	$615.2	$626.6	(1.8	) %	(1.8	) %

Total Net Sales Summary
North America	$308.6	$320.3	(3.7	) %	(3.9	) %
International	306.6	306.3	0.1%		0.5%

Revlon Segment

In North America, Revlon segment net sales $118.5 million in the fourth quarter of 2021 increased by $3.1 million, or 2.7% (or 2.4% XFX), compared to the prior-year period. The segment's higher net sales were driven by higher net sales of Revlon Color Cosmetics. This increase was partially offset by decreased net sales in North America of Revlon-branded beauty tools. Additionally, supply chain constraints limited the Company's ability to fill customer orders for Revlon Color Cosmetics.

In International, Revlon segment net sales of $87.6 million in the fourth quarter of 2021 decreased by $2.6 million, or 2.9% (or 0.3% XFX), compared to the prior-year period. The segment's lower International net sales were driven primarily by lower net sales of Revlon Color Cosmetics and Revlon ColorSilk. The decrease was partially offset by increased net sales of Revlon-branded professional hair care products.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales were $28.9 million in the fourth quarter of 2021, a decrease of $8.6 million, or 22.9% (or 23.5% XFX), compared to the prior-year period. The lower North America net sales were driven by the segment's lower net sales of Prevage and Ceramide skin care products.

In International, Elizabeth Arden segment net sales of $143.7 million in the fourth quarter of 2021 increased by $0.1 million, or 0.1% (or a decrease of 1.5% XFX), compared to the prior-year period. The segment's flat international net sales were driven by higher net sales of Green Tea and White Tea fragrances, offset by lower net sales of Prevage, Ceramide, and other skin care products, and lower net sales of other color cosmetics.

Portfolio Segment

In North America, Portfolio segment net sales of $72.1 million in the fourth quarter of 2021 increased by $7.0 million, or 10.8% (or 10.4% XFX), compared to the prior-year period. The segment's higher North America net sales were driven by Almay color cosmetics and CND nail products. Supply chain constraints limited the Company's ability to fill customer orders for Almay color cosmetics.

In International, Portfolio segment net sales of $39.6 million in the fourth quarter of 2021 increased by $1.5 million, or 3.9% (or 6.0% XFX), compared to the prior-year period. The segment's higher International net sales were driven primarily by higher net sales of CND nail products and Mitchum anti-perspirant deodorants, partially offset by lower net sales of previously sold brands.

Fragrances Segment

In North America, Fragrances segment net sales of $89.1 million in the fourth quarter of 2021 decreased by $13.2 million, or 12.9% (or 13.0% XFX), compared to the prior-year period. The segment's lower net sales in North America compared to the prior year quarter were driven primarily by lower net sales of distributed fragrances and Curve fragrances. Supply chain constraints limited the Company's ability to fill customer orders for most of its fragrance brands.

In International, Fragrances segment net sales of $35.7 million in the fourth quarter of 2021 increased by $1.3 million, or 3.8% (or 4.4% XFX), compared to the prior-year period. The segment's higher international net sales were due to higher net sales of Juicy Couture fragrances.

Cash Flow

Net cash used in operating activities in 2021 was $11.0 million, compared to $97.3 million in the prior-year period. The decrease in cash used in operating activities was primarily driven by a lower As Reported net loss. Free cash flow(a) used in 2021 was $25.2 million, compared to $107.6 million used in the prior year.

Liquidity Update

As of December 31, 2021, the Company had approximately $171.5 million of available liquidity, consisting of $102.4 million of unrestricted cash and cash equivalents, as well as $72.4 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $289.6 million drawn as of such date), less float of approximately $3.3 million.

Full Year 2021 Results

  Consolidated net sales in the year ended December 31, 2021 were $2,078.7 million, a $174.4 million increase, or 9.2%, compared to $1,904.3 million in the year ended December 31, 2020. Excluding the $44.7 million favorable FX impact, consolidated net sales increased by $129.7 million, or 6.8%, during the year ended December 31, 2021. The XFX net sales increase of $129.7 million in the year ended December 31, 2021 was due to: a $49.0 million, or 10.6%, increase in Elizabeth Arden segment net sales; a $43.4 million, or 12.4%, increase in Fragrances segment net sales; a $25.6 million, or 3.7%, increase in Revlon segment net sales; and a $11.7 million or 2.9%, increase in Portfolio segment net sales.
  As Reported operating income was $103.2 million in 2021, compared to $226.3 million of loss during the prior year. The higher As Reported operating income was primarily driven by higher gross profit over the prior-year period, a $144.1 million decrease in impairment charges attributable to the non-cash impairment charges compared to the prior-year period, and a $23.6 million decrease in restructuring charges compared to the prior-year period.
  As Reported net loss was $206.9 million in 2021, compared to a $619.0 million net loss in the prior year. The lower net loss was driven primarily by a $152.6 million decrease in the provision for income taxes compared to the prior-year period as well as higher As Reported operating income.
  Adjusted EBITDA(a) in 2021 was $292.9 million, compared to $240.1 million in the prior year, an increase of 22.0% versus the prior year, driven primarily by higher As Reported operating income.

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Year Ended December 31, (Unaudited)
	2021		2020		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$2,078.7	$2,078.7	$1,904.3	$1,908.5	9.2%	8.9%
Gross Profit	1,229.6	1,235.1	1,043.8	1,089.8	17.8%	13.3%
Gross Margin	59.2%	59.4%	54.8%	57.1%	440bps	230bps
Operating Income (loss)	$103.2	$153.2	$(226.3)	$86.4	145.6%	77.3%
Net Loss	(206.9)	(159.4)	(619.0)	(145.8)	66.6%	(9.3	) %
Adjusted EBITDA		292.9		240.1		22.0%
Diluted (Loss) Income per Common Share	$(3.84)	$(2.96)	$(11.59)	$(2.73)	66.9%	(8.4	) %

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Fourth Quarter 2021 Results Conference Call

The Company will host a conference call with members of the investment community today, March 3, 2021, at 8:30 A.M EST to discuss its fourth quarter 2021 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release
(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)	Q4 2021	Q4 2020
Net Loss Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$3.6	$1.8
Restructuring and related charges	5.0	7.4
Acquisition, integration and divestiture costs	0.5	0.8
Loss on divested assets	0.6	—
Financial control remediation and sustainability actions and related charges	0.1	1.1
COVID-19 charges	—	11.2
Capital structure and related charges	2.4	26.1

(USD millions)	YTD 2021	YTD 2020
Net Loss Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$14.0	$10.4
Restructuring and related charges	33.0	68.7
Acquisition, integration and divestiture costs	2.3	5.0
Gain on divested assets	(1.1)	(0.5)
Financial control remediation and sustainability actions and related charges	0.5	9.6
Excessive coupon redemption	—	4.2
Impairment charges	—	144.1
COVID-19 charges	6.1	46.3
Capital structure and related charges	9.2	35.3

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce the COVID-19 pandemic's continued impact on the Company’s profitability; and (ii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic – it has the right long-term strategy in place and will continue to execute against it. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; and/or (ii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply chain disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or shortages of raw materials, components, and labor, or transportation constraints or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, such as due to the continuing consumption declines in core beauty categories in the mass retail channel in North America, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs, severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)

Net sales	$615.2	$626.6	$2,078.7	$1,904.3
Cost of sales	240.4	259.8	849.1	860.5
Gross profit	374.8	366.8	1,229.6	1,043.8
Selling, general and administrative expenses	303.1	332.7	1,099.1	1,071.8
Acquisition, integration and divestiture costs	0.5	0.8	2.3	5.0
Restructuring charges and other, net	3.3	4.9	26.1	49.7
Impairment charges	—	—	—	144.1
Loss (gain) on divested assets	0.6	—	(1.1)	(0.5)
Operating income (loss)	67.3	28.4	103.2	(226.3)

Other expenses:
Interest expense, net	63.8	65.3	247.7	243.3
Amortization of debt issuance costs	8.9	9.0	39.6	26.8
Gain on early extinguishment of debt	—	—	—	(43.1)
Foreign currency (gains) losses, net	(0.9)	(15.1)	10.6	(6.0)
Miscellaneous, net	3.2	(1.0)	6.0	12.9
Other expenses	75.0	58.2	303.9	233.9

Loss from operations before income taxes	(7.7)	(29.8)	(200.7)	(460.2)
Provision for (benefit from) income taxes	(17.6)	204.0	6.2	158.8
Net income (loss)	$9.9	$(233.8)	$(206.9)	$(619.0)

Other comprehensive income (loss):
Foreign currency translation adjustments	(2.7)	2.9	(8.7)	10.2
Amortization of pension related costs, net of tax	3.3	2.1	13.8	11.4
Pension re-measurement, net of tax	38.1	(52.1)	38.1	(52.1)
Other comprehensive income (loss), net	38.7	(47.1)	43.2	(30.5)
Total comprehensive income (loss)	$48.6	$(280.9)	$(163.7)	$(649.5)

Basic and Diluted (loss) earnings per common share:	$0.18	$(4.37)	$(3.84)	$(11.59)

Weighted average number of common shares outstanding:
Basic	54,036,398	53,488,701	53,934,179	53,401,324
Diluted	54,036,398	53,488,701	53,934,179	53,401,324

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$102.4	$97.1
Trade receivables, net	383.8	352.3
Inventories, net	417.4	462.6
Prepaid expenses and other current assets	136.0	134.4
Total current assets	1,039.6	1,046.4
Property, plant and equipment, net	297.3	352.0
Deferred income taxes	42.8	25.7
Goodwill	562.8	563.7
Intangible assets, net	392.2	430.8
Other assets	97.8	109.1
Total assets	$2,432.5	$2,527.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$0.7	$2.5
Current portion of long-term debt	137.2	217.5
Accounts payable	217.7	203.3
Accrued expenses and other current liabilities	432.0	420.9
Total current liabilities	787.6	844.2
Long-term debt	3,305.5	3,105.0
Long-term pension and other post-retirement plan liabilities	147.3	212.4
Other long-term liabilities	206.2	228.1
Total stockholders' deficiency	(2,014.1)	(1,862.0)
Total liabilities and stockholders' deficiency	$2,432.5	$2,527.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended
	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(206.9)	$(619.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	125.7	143.3
Foreign currency losses (gains) from re-measurement	10.6	(6.0)
Amortization of debt discount	0.9	1.4
Stock-based compensation amortization	14.0	10.4
Impairment charges	—	144.1
Provision for (benefit from) deferred income taxes	(20.0)	152.8
Gain on early extinguishment of debt	—	(43.1)
Amortization of debt issuance costs	39.6	26.8
Gain on divested assets	(1.1)	(0.5)
Pension and other post-retirement cost	4.8	4.0
Paid-in-kind interest expense on the 2020 BrandCo Facilities	18.8	10.8
Change in assets and liabilities:
(Increase) decrease in trade receivables	(38.6)	76.7
Decrease (increase) in inventories	35.1	(8.4)
(Increase) decrease in prepaid expenses and other current assets	(3.4)	8.0
Increase (decrease) in accounts payable	30.5	(53.1)
Increase (decrease) in accrued expenses and other current liabilities	7.3	(9.9)
Increase (decrease) in deferred revenue	(4.2)	71.6
Pension and other post-retirement plan contributions	(22.5)	(9.8)
Purchases of permanent displays	(24.9)	(30.8)
Other, net	23.3	33.4
Net cash used in operating activities	(11.0)	(97.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14.2)	(10.3)
Proceeds from the sale of certain assets	2.1	—
Net cash used in investing activities	(12.1)	(10.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(13.7)	4.3
Borrowings on term loans	305.0	880.0
Repayments on term loans	(197.2)	(524.3)
Net (repayments) borrowings under the revolving credit facilities	(29.3)	(133.5)
Payment of financing costs	(17.9)	(122.0)
Tax withholdings related to net share settlements of restricted stock and RSUs	(2.4)	(1.7)
Other financing activities	(0.3)	(0.3)
Net cash provided by financing activities	44.2	102.5
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.7)	3.1
Net (decrease) increase in cash, cash equivalents and restricted cash	18.4	(2.0)
Cash, cash equivalents and restricted cash at beginning of period	102.5	104.5
Cash, cash equivalents and restricted cash at end of period	$120.9	$102.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$241.5	$238.6
Income taxes, net of refunds	9.6	18.6
Supplemental schedule of non-cash investing and financing activities:
Non-cash roll-up of participating lenders from the 2016 Term Loan Facility to the 2020 BrandCo Facilities	—	846.0
Paid-in-kind debt issuance costs capitalized to the 2020 BrandCo Facilities	—	29.1
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	18.8	9.6
Paid-in-kind fees for the B-2 Loans in the November 5.75% Notes Exchange Offer	—	17.5

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$9.9	$(233.8)
Interest expense, net	63.8	65.3
Amortization of debt issuance costs	8.9	9.0
Gain on early extinguishment of debt	—	—
Foreign currency gains, net	(0.9)	(15.1)
Provision for income taxes	(17.6)	204.0
Depreciation and amortization	28.9	35.0
Miscellaneous, net	3.2	(1.0)
EBITDA	$96.2	$63.4
Non-operating items:
Non-cash stock-based compensation expense	3.6	1.8
Restructuring and related charges	5.0	7.4
Acquisition, integration and divestiture costs	0.5	0.8
Loss on divested assets	0.6	—
Financial control remediation and sustainability actions and related charges	0.1	1.1
COVID-19 charges	—	11.2
Capital structure and related charges	2.4	26.1

Adjusted EBITDA	$108.4	$111.8

	Year Ended December 31,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(206.9)	$(619.0)
Interest expense, net	247.7	243.3
Amortization of debt issuance costs	39.6	26.8
Gain on early extinguishment of debt	—	(43.1)
Foreign currency losses (gains), net	10.6	(6.0)
Provision for (benefit from) income taxes	6.2	158.8
Depreciation and amortization	125.7	143.3
Miscellaneous, net	6.0	12.9
EBITDA	$228.9	$(83.0)

Non-operating items:
Non-cash stock-based compensation expense	14.0	10.4
Restructuring and related charges	33.0	68.7
Acquisition, integration and divestiture costs	2.3	5.0
Gain on divested assets	(1.1)	(0.5)
Financial control remediation and sustainability actions and related charges	0.5	9.6
Impairment charges	—	144.1
Excessive coupon redemption	—	4.2
COVID-19 charges	6.1	46.3
Capital structure and related charges	9.2	35.3

Adjusted EBITDA	$292.9	$240.1

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Segment Profit:
Revlon	$41.5	$45.1	$86.8	$86.5
Elizabeth Arden	20.7	21.2	62.8	39.6
Portfolio	24.7	13.5	71.0	47.4
Fragrances	21.5	32.0	72.3	66.6
Total Segment Profit/Adjusted EBITDA	$108.4	$111.8	$292.9	$240.1

Reconciliation to (loss) income from continuing operations before income taxes:
Loss from operations before income taxes	$(7.7)	$(29.8)	$(200.7)	$(460.2)
Interest expense, net	63.8	65.3	247.7	243.3
Amortization of debt issuance costs	8.9	9.0	39.6	26.8
Gain on early extinguishment of debt	—	—	—	(43.1)
Foreign currency losses (gains), net	(0.9)	(15.1)	10.6	(6.0)
Miscellaneous, net	3.2	(1.0)	6.0	12.9
Operating income (loss)	67.3	28.4	103.2	(226.3)

Non-operating items:
Restructuring and related charges	5.0	7.4	33.0	68.7
Acquisition, integration and divestiture costs	0.5	0.8	2.3	5.0
Loss (gain) on divested assets	0.6	—	(1.1)	(0.5)
Financial control remediation and sustainability actions and related charges	0.1	1.1	0.5	9.6
Impairment charges	—	—	—	144.1
Excessive coupon redemption	—	—	—	4.2
COVID-19 charges	—	11.2	6.1	46.3
Capital structure and related charges	2.4	26.1	9.2	35.3
Adjusted Operating income	75.9	75.0	153.2	86.4
Non-cash stock-based compensation expense	3.6	1.8	14.0	10.4
Depreciation and amortization	28.9	35.0	125.7	143.3

Adjusted EBITDA	$108.4	$111.8	$292.9	$240.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$206.1	$205.6	$727.9	$688.4
Elizabeth Arden	172.6	181.1	532.3	463.5
Portfolio	111.7	103.2	419.1	401.3
Fragrances	124.8	136.7	399.4	351.1
Total Segment Net Sales	$615.2	$626.6	$2,078.7	$1,904.3

Non-operating items:
Excessive coupon redemption	—	—	—	4.2
Total Adjusted Net Sales	$615.2	$626.6	$2,078.7	$1,908.5

ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Gross Profit	$374.8	$366.8	$1,229.6	$1,043.8
Non-operating items:
COVID-19 charges	0.1	8.7	5.5	35.7
Excessive coupon redemption	—	—	—	4.2
Financial control remediation and sustainability actions and related charges	—	—	—	6.1
Adjusted Gross Profit	$374.9	$375.5	$1,235.1	$1,089.8

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net (loss) income	$9.9	$(233.8)

Non-operating items (after-tax):
Restructuring and related charges	4.0	9.4
Acquisition, integration and divestiture costs	0.4	1.7
Loss (gain) on divested assets	0.8	(0.1)
Financial control remediation and sustainability actions and related charges	—	3.2
Impairment charges	—	(3.6)
Excessive coupon redemption	—	0.9
COVID-19 charges	1.0	37.5
Capital structure and related charges	2.5	28.0
Valuation allowance on net federal deferred tax assets	—	189.5
Adjusted net loss	$18.6	$32.7

Net (loss) income:
Diluted (loss) income per common share	0.18	(4.37)
Adjustment to diluted (loss) income per common share	0.16	4.98
Adjusted diluted (loss) income per common share	$0.34	$0.61

U.S. GAAP weighted average number of common shares outstanding:
Diluted	54,036,398	53,488,701

	Year Ended December 31,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net loss	$(206.9)	$(619.0)

Non-operating items (after-tax):
Restructuring and related charges	30.7	57.9
Acquisition, integration and divestiture costs	2.2	5.0
Gain on divested assets	(0.9)	(0.5)
Financial control remediation and sustainability actions and related charges	0.4	9.6
Impairment charges	—	127.1
Excessive coupon redemption	—	4.2
COVID-19 charges	5.8	45.1
Capital structure and related charges	9.3	35.3
Valuation allowance on net federal deferred tax assets	—	189.5
Adjusted net loss	$(159.4)	$(145.8)

Net loss:
Diluted loss per common share	(3.84)	(11.59)
Adjustment to diluted loss per common share	0.88	8.86
Adjusted diluted loss per common share	$(2.96)	$(2.73)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,934,179	53,401,324

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2021	2020
	(Unaudited)
Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(11.0)	$(97.3)
Less capital expenditures	(14.2)	(10.3)

Free cash flow	$(25.2)	$(107.6)

Contacts

Investor Relations:
212-527-4040 or investor.relations@revlon.com